Exhibit 99.1

 STRYKER UPDATES EXPECTED 2009 RESULTS AND PROVIDES 2010 OUTLOOK

Kalamazoo, Michigan - January 12, 2010 - Stryker Corporation (NYSE:SYK) announced today that net sales were $1,834 million for the fourth quarter of 2009, representing a 6.8% increase over net sales of $1,718 million for the fourth quarter of 2008, and were $6,723 million for the year ended December 31, 2009, representing a 0.1% increase from net sales of $6,718 million for the year ended December 31, 2008. On a constant currency basis, net sales increased 2.5% for the fourth quarter and 1.7% for the year.

During the fourth quarter of 2009, the Company settled an outstanding patent infringement lawsuit pursuant to a confidential settlement agreement and will record a gain of $63 million ($43 million net of income taxes).  In addition, the Company repatriated $787 million of foreign earnings to the United States and will incur additional income tax expense of approximately $70 million.  The repatriated cash was used to fund the acquisition of Ascent Heathcare and will also be used for previously announced initiatives including the share repurchase authorization.

Stryker expects 2009 diluted net earnings per share to be in the range of $2.75 to $2.78 compared to diluted net earnings per share of $2.78 in 2008. Excluding the impact of the patent litigation gain, the income tax expense associated with the repatriation of foreign earnings, and previously announced restructuring charges, adjusted diluted net earnings per share for 2009 are expected to be in the range of $2.94 to $2.96, an increase of 4% to 5% over adjusted diluted net earnings per share of $2.83 in 2008.

2009 Sales Analysis

Domestic sales were $1,159 million for the fourth quarter and $4,317 million for the year ended December 31, 2009, representing increases of 2.7% and 0.8%, respectively. International sales were $676 million for the fourth quarter, representing an increase of 14.6% and were $2,406 million for the year ended December 31, 2009, representing a decrease of 1.2%. The impact of foreign currency comparisons to the dollar value of international sales was favorable by $73 million in the fourth quarter and unfavorable by $110 million for the year ended December 31, 2009. On a constant currency basis, international sales increased 2.2% in the fourth quarter and 3.3% for the year ended December 31, 2009.

Worldwide sales of Orthopaedic Implants were $1,116 million for the fourth quarter and $4,120 million for the year ended December 31, 2009, representing increases of 9.7% and 3.8%, respectively. On a constant currency basis, sales of Orthopaedic Implants increased 4.7% in the fourth quarter and 5.7% for the year ended December 31, 2009. Worldwide sales of MedSurg Equipment were $719 million for the fourth quarter representing an increase of 2.5% and were $2,603 million for the year ended December 31, 2009, representing a decrease of 5.4%. On a constant currency basis, sales of MedSurg Equipment decreased 0.7% in the fourth quarter and 4.1% for the year ended December 31, 2009.

2010 Outlook

The financial forecast for 2010 includes a constant currency net sales increase of 5% to 8% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 4% to 5% in the first quarter of 2010 and by approximately 1.5% to 2.5% for the full year of 2010. The Company projects that diluted net earnings per share for 2010 will be in the range of $3.20 to $3.30, an increase of 8% to 12% over expected adjusted diluted net earnings per share of $2.94 to $2.96 in 2009.

"It was nice to end the year on a stronger note. We are particularly pleased that in a challenging year, our U.S. orthopaedic implant businesses performed well. Additionally, we are feeling better as we enter 2010 that our MedSurg franchises have stabilized and are showing signs of a modest recovery," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer.

Conference Call on January 26, 2010

Stryker also announced that it will host a conference call on Tuesday, January 26, 2010 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2009 and provide an operational update.  Final operating results for the quarter and year ended December 31, 2009 will be released at 4:00 p.m. that day.

To participate in the conference call dial 800-510-0146 (domestic) or 617-614-3449 (international) and enter the participant passcode 21843064. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, January 26, 2010, until 7:30 p.m., Eastern Time, on Tuesday, February 2, 2010. To hear this recording you may dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 75889578.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, and spinal surgeries; surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling and emergency medical equipment; as well as other medical device products used in a variety of medical specialties. For more information about Stryker, please visit www.stryker.com.

CONTACT:     Katherine A. Owen

                        Vice President, Strategy and Investor Relations

                        269-385-2600